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                             EXHIBIT 23.1

The Board of Directors
Realty Income Corporation:

     We consent to incorporation by reference in Registration Statement Nos. 333-10431 and 333-34311, each on Form S-3 of Realty Income Corporation and to incorporation by reference in Registration Statement No. 33-95708 on Form S-8 of Realty Income Corporation, of our report dated January 22, 1999, with respect to the consolidated balance sheets of Realty Income Corporation as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and the related Schedule III, which report appears in the December 31, 1998, annual report on Form 10-K of Realty Income Corporation.


                                       /s/ KPMG LLP

San Diego, California
March 22, 1999






























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